Comparison of change in value of $10,000 investment in Dreyfus
Growth Opportunity Fund, Inc. and the Standard & Poor's 500
Composite Stock Price Index

EXHIBIT A

        PERIOD            Dreyfus Growth     Standard & Poor's
                        Opportunity Fund,   500 Composite Stock
                               Inc.

       2/28/93                10,000               10,000
       2/28/94                11,107               10,832
       2/28/95                10,874               11,628
       2/29/96                13,850               15,658
       2/28/97                16,945               19,753
       2/28/98                19,591               26,665
       2/28/99                21,661               31,934
       2/29/00                25,264               35,680
       2/28/01                20,598               32,757
       2/28/02                18,533               29,642
       2/28/03                14,341               22,919



* Source: Lipper Inc.